Exhibit 99.1

News Release

Contact:
Investor Relations
(281) 776-7575
For Immediate Release	ir@tmw.com

Kelly Dilts
Men’s Wearhouse, SVP, Finance & IR

Ken Dennard
Dennard • Lascar Associates

MEN’S WEARHOUSE APPOINTS IRENE CHANG BRITT

TO BOARD OF DIRECTORS

FREMONT, CA — December 10, 2015 — The Men’s Wearhouse (NYSE: MW) today announced the appointment of Irene Chang Britt as an additional member to the Board of Directors.

“Irene is a highly seasoned consumer products executive and director whose experience includes leadership roles at the Campbell Soup Company, Kraft Foods and Kimberly-Clark, as well as Director roles at Dunkin Brands Group Inc. and Sunoco, Inc.  I’m delighted to have Irene join our team and bring her wealth of experience to our Board,” stated Doug Ewert, Men’s Wearhouse chief executive officer.

Ms. Chang Britt joined Campbell Soup Company in 2005 and while there held a number of roles including President, Pepperidge Farm Inc. and Senior Vice President and Chief Strategy Officer with responsibility for global strategy development, global marketing services and global consumer insights .  Prior to Campbell, she held leadership roles with Kraft Foods and Kimberly-Clark.

Ms. Chang Britt currently serves on the Board of Dunkin Brands Group Inc. and formerly served on the Board of Sunoco, Inc.

Ms. Chang Britt earned her BA degree from the University of Toronto and her MBA from the Richard Ivey School of Business at the University of Western Ontario.

The Men’s Wearhouse, Inc. is the largest specialty retailer of men’s suits and the largest provider of rental product in the U.S. and Canada with 1,748 stores including tuxedo shops within Macy’s stores.  The Men’s Wearhouse, Jos. A. Bank, K&G and Moores stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo and suit rentals are available in the Men’s Wearhouse, Jos. A. Bank, Moores, Men’s Wearhouse and Tux stores as well as tuxedo shops within Macy’s stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.josbank.com, www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

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